Exhibit 5.1

January 17, 2013	ATTORNEYS AT LAW 100 NORTH TAMPA STREET, SUITE 2700 TAMPA, FL 33602-5810 P.O. BOX 3391 TAMPA, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX foley.com CLIENT/MATTER NUMBER 084147-0119

Homeowners Choice, Inc.

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

Ladies and Gentlemen:

We have acted as counsel for Homeowners Choice, Inc., a Florida corporation (the “Company”), in connection with a Registration Statement on Form S-3 (Registration No. 333-185228) (the “Registration Statement”), including the prospectus constituting a part thereof, dated December 20, 2012, and the prospectus supplement, dated January 10, 2013 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $35,000,000 aggregate principal amount of the Company’s 8.00% Senior Notes due 2020 (the “Senior Notes”) in the manner set forth in the Registration Statement and the Prospectus. The Senior Notes have been issued under the Indenture, dated as of January 17, 2013 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by a supplemental indenture between the Company and the Trustee, establishing the terms and providing for the issuance of the Senior Notes (the “Supplemental Indenture”).

As counsel to the Company in connection with the issuance and sale of the Senior Notes, we have examined: (i) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Indenture and the Supplemental Indenture; (iii) the Senior Notes; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render the opinions set forth below.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing and the other matters set forth herein, assuming that (i) each of the Indenture and the Supplemental Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligations of, the Trustee and (ii) the Senior Notes have been duly authenticated by the Trustee, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Senior Notes, when delivered by the Company in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company,

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Homeowners Choice, Inc.

January 17, 2013

enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof; (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof; or (iii) regarding consents to, or restrictions upon, governing law, jurisdiction or venue.

We are qualified to practice law in the States of Florida and New York and we do not purport to be experts on the law other than that of the States of Florida and New York and the federal laws of the United States of America. We express no opinion as to the laws of any jurisdiction other than the States of Florida and New York and the federal laws of the United States.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP